Exhibit 10.1.3

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

Annex A3 to the Framework Agreement Roll of Deeds No. [—682 / 2012 O

Property Purchase Agreement with Conveyance

entered into by and between

1.	Mr Bernhard Kuhn,

acting on the basis of a certified and apostilled power of attorney for

REPCO 14 S.A.

with registered office in Luxembourg, registered with the Commercial Register of Luxembourg (“Register de Commerce et des Sociétés” under B 112943,

(hereinafter also referred to as the “Seller”)

2.	Dr Stefan Fink,

acting on the basis of a certified and apostilled power of attorney for

GIT Worms S.à r.l.

with registered office in Luxembourg, registered with the Commercial Register of Luxembourg, under number B 170443,

(hereinafter also referred to as the “Buyer”)

The Seller and the Buyer will hereinafter also be collectively referred to as the “Parties”.

Sec. 1	Object of Purchase

1.1	The Seller owns the property entered in the Land Register for the district of Schiffdorferdamm of the Local Court of Bremerhaven, folio 3868, plot 47, plot section 115/1, buildings and open space, trade and service, Schiffdorfer Chaussee 221, 223, 225, 227, with a size of 8095 sqm.

The property plus any buildings and structural installations (bauliche Anlagen) thereon, will hereinafter be referred to as the “Object of Purchase”.

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

1.2	The Object of Purchase is not encumbered in Section II.

1.3	The Object of Purchase is encumbered as follows in Section III:

•	consec. no. 1:	uncertificated land charge of four million euros for The Governor and Company of the Bank of Scotland The Mound, Edinburgh, Scotland.

1.4	The notary public inspected the electronic land register of the above property today. The notary public instructed the Buyer on the risk of potential interim dispositions by the Seller or third parties. The Seller ensured that the above status of the land register remains unchanged and that to its knowledge no applications for registration with respect to the Object of Purchase have been submitted to the Land Registry. The Buyer insisted on immediate notarial recording.

Sec. 2	Sale

2.1	The Seller herewith sells to the accepting Buyer the Object of Purchase specified in Sec. 1 plus buildings thereon and all statutory parts as well as all fixtures and fittings owned by it, and – unless explicitly otherwise provided for in this Agreement—free of encumbrances in Section II and III of the land register and free of any building encumbrances (Baulasten), unless specified in Annex 2.1.

2.2	The encumbrance entered in Section III of the land register shall be deleted by the Seller and the Object of Purchase shall, as a whole, be transferred free of any encumbrances.

2.3	The Seller shall procure the documents for deleting the encumbrances and deposit them with the notary public.

2.4	The Seller is not aware of any entries in the Building Encumbrances Register of the Maritime City of Bremerhaven. Prior to today’s recording, the Seller has advised the Buyer of the possibility to obtain excerpts from the Building Encumbrances Register and has offered to issue a power of attorney in this regard. Any building encumbrances that may be entered shall be acquired by the Buyer.

Sec. 3	Purchase Price and Payment Method

3.1	The purchase price for the Object of Purchase amounts to

EUR 2,900,000.00

(in words: two million nine hundred thousand euros)

3.2	The purchase price shall be payable ten bank working days in Frankfurt am Main (“Bank Working Day”) after the day on which the notary public confirms to the Buyer pursuant to Sec. 3.3 that the following requirements have been met:

a)	The notary public has received the municipality’s waiver with respect to statutory rights of pre-emption and all permits necessary for the performance of this Agreement.

b)	The notary public has been notified by the Land Registry of the registration of the priority notice pursuant to Sec. 883 BGB (German Civil Code) in favour of the Buyer in accordance with Sec. 16.2 of this Agreement. In relation to the priority notice, only such encumbrances shall be effective or rank higher that have been registered with the Buyer’s consent or whose registration has been taken over by the Buyer or whose cancellation pursuant to the following para. c) is ensured.

c)

The notary public is provided with all deletion documents for any encumbrances which are not acquired, which rank prior or equal to the priority notice or are effective in relation to it, for which the

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

notary public may only be given fiduciary instructions by creditors that are not in conflict with this Agreement; the redemption amount may not exceed the purchase price minus EUR 60,000.00. The Parties hereby jointly authorise the notary public to request, to accept and to use the documentation regarding the discharge of encumbrances, also according to Sec. 875 (2) BGB, in the name and on behalf of all parties to this Agreement and involved in the financing of the purchase price. The Seller shall bear the costs of deleting the land charges as well as of any and all encumbrances that it does not acquire. The notary public is further provided with the confirmations of the real property lien holders (Grundpfandgläubiger) pursuant to which any securities from the Object of Purchase and/or the lease agreements (such as lease assignments, pledges) have been cancelled upon receipt of the amount specified in the trust condition (Treuhandauflage) by re-assignment (Rückabtretung) or otherwise.

d)	There are no obstacles to the registration of the transfer of ownership to the Buyer in accordance with the terms of this Agreement, with the exception of

aa)	the potentially still outstanding clearance certificate to be furnished by the tax office with respect to the property acquisition tax,

bb)	the outstanding application to the court for registration of the transfer of ownership.

e)	the lessee’s easement pursuant to Annex 3.2 e) has been registered with the land register.

f)	submission to the Buyer of a lease agreement as specified in Sec. 3.7, which the Buyer must confirm to the notary.

Notwithstanding the notary public’s confirmation mentioned in sentence 1, the purchase price shall not become payable prior to 27 September 2012 and only when the maturity requirements specified in Annex A 4 to the Framework Deed (Purchase Agreement Hanover) in Sec. 3.2 a) through e) have also been met and this has been confirmed by the notary public to the Buyer in written form, unless the relevant buyer has withdrawn from the Purchase Agreement Hanover or the condition precedent of that agreement has finally not been met. The Buyer is entitled to waive individual maturity requirements by unilateral written notification to the notary.

If the lease agreement pursuant to lit. f) is not submitted to the Buyer on or before 30 November 2012, maturity requirement shall no longer be valid and the purchase price will then become payable no earlier than ten Bank Working Days after 30 November 2012 once all other maturity requirements have been met.

3.3	The notary public is instructed to confirm to the Parties in writing by registered letter with return receipt that the requirements of Sec. 3.2 have been met (“Maturity Notice”). The date of receipt of the Maturity Notice by the Buyer shall be decisive. The notary public shall send a copy of the Maturity Notice to the Seller and to BEITEN BURKHARDT Rechtsanwaltsgesellschaft mbH, to the attention of Mr Michael Ziegler, Ganghoferstraße 33, 80339 Munich. The Parties agree that the above period for payment of the purchase price shall only begin upon fulfilment of any and all aforementioned maturity requirements.

3.4	If the purchase price is not paid as contractually agreed on the date that it falls due, the yet unpaid portion of the purchase price shall bear interest as from the date of default at 5 percentage points above the base interest rate pursuant to Sec. 247 BGB.

3.5	Once it falls due, the purchase price is payable as follows:

First, a part of the purchase price in the amount of EUR 60,000.00 shall be paid as purchase price retention to a joint account (Und-Konto) yet to be opened by the Buyer and Repco 2 S.A. at a Bank to be determined by the Buyer. The Seller shall be entitled to the interest accrued on the deposited amount. For further details on the purchase price retention, please refer to the provisions of Sec. 4.5.

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

The following shall apply to the remaining purchase price:

In case that the use of the cancellation documents for the encumbrances that will not be acquired by the Buyer depends on the payment of redemption amounts, the parties hereby irrevocably instruct the notary public to notify the Buyer in the Maturity Notice in which amount a redemption amount must be paid to which creditor and to which account, in order to fulfil the condition for the use of the cancellation documents.

The Buyer undertakes to pay the redemption amounts notified to it by the notary public, for the account of the Seller, to the relevant creditor from the purchase price. The notary public and the Buyer are not obliged to review the redemption amounts demanded by the relevant creditor as to their justification or to notify the Seller thereof prior to transferring the amounts.

Up to the amount of the redemption amounts, the Seller shall not have any claim to payment to itself or other third parties, but only a claim to payment to the creditors to be redeemed, which shall, however, not have an own payment claim.

The (remaining) purchase price shall be paid to the following account of the Seller:

Account holder:	Repco 14 S.A.

Bank:	Commerzbank

Sort Code	500 400 00

BIC:	COBADEFFXXX

IBAN:	DE56 5004 0000 0310 9469 00

Account number:	31 09 46 900

Reference:	Bremerhaven purchase price

3.6	The Buyer submits to immediate foreclosure under this Deed to the extent of the purchase price and any default interest to be levied upon the entirety of its assets. The notary public is irrevocably instructed to issue to the Seller an enforceable copy of this Deed when he has issued the confirmation pursuant to Sec. 3.2 and the Seller demands so in written form and confirms to the notary public in writing that the purchase price has not been paid within the agreed period despite being due. The notary public shall immediately notify the Buyer in written form that the enforceable copy has been issued. For the purpose of foreclosure, in order to satisfy the requirement of certainty (Bestimmtheitserfordernis) of the foreclosure procedure, interest shall be owed as from the first day of the month following the recording of this Agreement.

3.7	When agreeing on the purchase price amount pursuant to the above Sec. 3.1, it was taken into account that the lease agreement with the lessee Anton Schlecker has been terminated and that the vacated premises have been returned to the Seller.

a)	Prerequisites for a purchase price adjustment

Provided that the Seller on or before six months following the date of this notarisation submits to the Buyer a lease agreement for the vacant premises hatched and bordered in black in the annex to this Deed and duly signed by the lessee and meeting the following minimum requirements:

•	minimum net cold rent per sqm per month (excl. VAT): EUR 3.50

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

•	maximum net cold rent per sqm per month (excl. VAT): EUR 8.00

•	minimum term without special termination right: 5 years

•	minimum solvency: Dun&Bradstreet Rating 2 (“low risk”)

•

type of use: only retail that is permissible there and which does not breach any existing prohibitions of competition The following types of use shall be excluded: sex shops, gambling halls, car (part) dealers, refreshment stands (Trinkhallen)/kiosks

•	the tenant will be bound by his signature for four weeks;

•	apart from that, the terms and conditions of the lease agreement do not materially deviate from those of the other lease agreements regarding the Object of Purchase.

the purchase price will be adjusted according to the calculation set out below if the Buyer confirms that neither the contents of the lease agreement nor the person of the lessee as contractual partner of the lease agreement violate US American REIT regulations according to the Internal Revenue Service Tax Code or other applicable statutory provisions. If the Buyer fails to deliver such confirmation, the Buyer shall give verifiable reasons and provide applicable statutory provisions.

b)	Case 1: Lease of “Schlecker” premises only

The purchase price shall be adjusted as follows:

(A × (B+ C)) = G

where

A = New rent for the Schlecker unit p.a.

B = Term of the new lease agreement for the Schlecker unit in years

C = 2 (the sum of B+C must not exceed 10.75 (this is a multiplier generally agreed on between the Parties during purchase price negotiations))

D = New rent for the Hol’ Ab unit p.a.

E = Term of the new lease agreement for the Hol’ Ab unit in years +2.5 (the sum must not exceed 10.75 (this is a multiplier generally agreed on between the Parties during purchase price negotiations))

G = Amount of purchase price adjustment

Example:

New lease agreement for the Schlecker (248 sqm) unit for a lease period of 7 years at a rent of EUR 17,856.00 p.a.; the monthly rent therefore amounts to EUR 6.00/sqm.

A = EUR 17,856.00

B = 7

C = 2

G = Amount of purchase price adjustment

(EUR 17,856.00 × 9) = EUR 160,704.00

b)	Case 1: Lease of complete “Schlecker” and “Hol ab” premises

For the purpose of a new lease of the “Schlecker” unit, the Seller is also entitled to terminate the lease agreement with “Hol ab” under the conditions set out in lit. a), to create a bigger single unit consisting of both

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

these units. It is made clear that an early termination of the lease agreement with “Hol ab” is only permissible if a new lease agreement for the complete “Schlecker” and “Hol ab” area is signed. An early termination of the lease agreement with “Hol ab” by the Seller without the signing of a new lease contract for the complete “Schlecker and “Hol ab” area complying with the minimum requirements as stipulated in this section is not permissible. If following the termination of the lease agreement with the tenant “Hol ab”, no or only reduced lease fees are payable until lease fees become payable under the new lease agreement, this income loss shall be borne by the Seller as well and the Buyer shall have the right to deduct this amount from the additional purchase price. If the tenant or any other third party has been promised any payments, benefits or other advantages in connection with the early termination of the lease agreement with “Hol ab”, these shall be borne by the Seller and the Seller must indemnify and hold the Buyer harmless against any such claims. Any payment obligations brought about for the Buyer in this connection shall entitle the Buyer to deduct such amount from the additional purchase price.

In this case, the purchase price adjustment shall be calculated as follows:

(A × (B + C)) + (D × E) – (F × H) = G

where

A = New rent for the Schlecker unit p.a.

B = Term of the new lease agreement for the Schlecker unit in years

C = 2 (the sum of B+C must not exceed 10.75 (this is a multiplier generally agreed on between the Parties during purchase price negotiations))

D = New rent for the Hol’ Ab unit p.a.

E = Term of the new lease agreement for the Hol’ Ab unit in years +2.5 (the sum must not exceed 10.75 (this is a multiplier generally agreed on between the Parties during purchase price negotiations))

F = Former rent for the Hol’Ab unit p.a.

G = Amount of purchase price adjustment

H= 10.75, (this is a multiplier generally agreed on between the Parties during purchase price negotiations)

Example:

New lease agreement for the Schlecker (248 sqm) and Hol’ Ab (902 sqm) units for a lease period of 7 years at a rent of EUR 82,800.00 p.a.; the monthly rent therefore amounts to EUR 6.00/sqm.

A = EUR 17,856.00

B = 7

C = 2

D = EUR 64,944.00

E = 9.5

F = EUR 36,000.00

G = Amount of purchase price adjustment

H= 10.75=, (this is a multiplier generally agreed on between the Parties during purchase price negotiations)

(EUR 17,856.00 × 9) + (EUR 64,944.00 × 9.5) – (EUR 36,000.00 × 10.75) = EUR 390,672.00

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

d)	General provisions

The Seller shall submit to the Buyer the lease agreement signed by the lessee, including meaningful information on the lessee, without undue delay.

The costs for the new lease (real estate agent, constructional measures (Ausbau), etc.) and for lease-free times shall be borne by the Seller; the Buyer shall be entitled to deduct such costs and lost income from the purchase price if they are payable by the Buyer.

The additional purchase price will become payable upon fulfilment of the above minimum conditions at the time at which the lessee has to start lease payments under the lease contract, but not before the purchase price pursuant to Sec. 3 hereof becomes payable.

If the commitment period (Bindungsfrist) of the lessee ends prior to the transfer of possession (Besitzübergang) (Sec. 10 of this Agreement), the Seller will duly counter-sign the lease agreement provided the Buyer agrees to such signing; if the Buyer agrees to the signing, the Seller will be obliged to counter-sign and return a copy of the lease agreement to the lessee without undue delay. The Buyer will declare to the Seller the Buyer’s consent (or refusal of consent, as applicable) within 10 Bank Working Days following the transmission of the lease agreement signed by the lessee and the information on the lessee. If the commitment period of the lessee ends after the transfer of possession, solely the Buyer shall be entitled to countersign the lease agreement and return it to the lessee.

3.8	Regarding the property acquisition tax, the Parties agree as follows:

The property acquisition tax arising from this Purchase Agreement shall be fully borne by the Buyer.

3.9	Regarding value-added tax possible liability of the Buyer for tax debts of the Seller, the Parties agree as follows:

Pursuant to Sec. 9 (1) and (2) UStG (German VAT Law), the Seller waives the tax exemption of the delivery of the Object of Purchase pursuant to Sec. 4 No. 9a UStG. The tax exemption is waived unconditionally. The parties are aware that the waiver is only significant if the delivery is taxable.

The purchase price in Sec. 3.1 is a net purchase price. If and to the extent the Buyer owes VAT due to the delivery of the Object of Purchase, the purchase price shall be increased by the amount of VAT owed by it.

The Parties are acting on the assumption that the delivery of the Object of Purchase on the basis of this Property Purchase Agreement qualifies as non-taxable turnover in the context of a sale of a business within the meaning of Sec. 1 (1a) UStG and VAT will therefore not be payable.

Against this background, the Parties agree as follows:

a)	In case that Sec. 1 (1a) UStG is finally applied (bestandskräftig angewendet) by the fiscal authority, the following shall apply:

The sale does not oblige the Seller to correct its input VAT deduction (Sec. 15a (10) UStG); instead, the Buyer shall assume the Seller’s position for tax purposes until the end of any decisive input VAT correction periods.

The Seller will provide the Buyer upon the Buyer’s written request within one month upon receipt of such request with the information required for a correction pursuant to Sec. 15a UStG (Sec. 15a (10) 2nd sentence UStG). If required by law, the Seller is entitled to retain copies or the original documents; if the Seller retains the original documents, it shall provide the Buyer with copies.

If and to the extent the Buyer can have input VAT corrections made only upon submission of documents that are retained by the Seller or that the Seller for other reasons does not or cannot provide to the Buyer, the Seller shall indemnify the Buyer for the resulting loss. This shall also apply where the Seller retains documents due to a statutory requirement to do so.

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

The Seller shall fully indemnify and hold the Buyer harmless on first demand of the Buyer against any disadvantages resulting from a duty to input VAT adjustment under Sec. 15a UstG if these result from events and circumstances prior to the effective transfer date (Übergabestichtag); the provisions on the procedure as contained in Sec. 3.11 and Sec. 3.13 shall apply mutatis mutandis.

b)	Should the fiscal authority—contrary to what is expected by the Parties—treat the sale hereunder as a transaction that is subject to value-added tax within the meaning of Sec. 1 (1) No. 1 UStG, the following shall apply:

The Seller shall immediately issue to the Buyer an invoice that meets the statutory requirements pursuant to Sec. 14 (1), 14a (5) UStG. The invoice shall refer to the Buyer as tax debtor pursuant to Sec. 13b UStG with regard to VAT. The Parties explicitly clarify that this Agreement does not constitute an invoice within the above meaning. The notary public has instructed the Parties that the Buyer may owe the VAT to the tax office pursuant to Sec. 13b (2) No. 3, 5 (1) UStG, to the extent that the turnover is subject to the German Land Transfer Tax Act (Grunderwerbsteuergesetz).

3.10	The Seller guarantees to have paid all due taxes for which the Buyer may be held liable under Sec. 75 AO. The Seller has further met all duties the Seller has regarding property tax, which shall be paid by the Seller until the transfer date.

3.11	The Seller indemnifies and holds the Buyer harmless against any liability under Sec. 75 AO. If the Buyer is held liable under Sec. 75 AO and taxes are claimed from the Buyer, the Seller will have to indemnify and hold the Buyer harmless against any liability amounts assessed against the Buyer. In such case, the Buyer shall be obliged to make any payment order available to the Seller without undue delay, but no later than two weeks days following its receipt by the Buyer. If the Buyer fails to meet this obligation, the Seller shall be obliged to indemnify and hold the Seller harmless only if only if the Buyer proves that the Buyer has sent on the payment order and has met the Buyer’s obligation under Sec. 3.12 1st sentence by such time.

3.12	Sec. 3.11 shall apply mutatis mutandis if any claims are made against the Buyer under Sec. 11 (2) GrStG and Sec. 48a (3) 1st sentence EStG. This shall be without prejudice to Sec. 10.2, so that the Buyer will have to pay the property tax as of the transfer date and any indemnification by the Seller will be excluded.

3.13	The Seller shall further be obliged to lodge formal appeals against payment orders, including to file requests to stay the enforcement (Aussetzung der Vollziehung) and to pursue appeal procedures in due form until all legal remedies are exhausted, where so required by the Seller or the Buyer has breached the obligation under Sec. 3.11 2nd sentence or a prior decision of the Seller cannot be obtained. If a timely decision of the Seller with regard to the lodging of appeals, including requests to stay the enforcement, cannot be obtained, the Buyer shall, upon request of the Seller, withdraw any appeals lodged and requests to stay enforcement. If the Buyer fails to meet the above request of the Seller or if the withdrawal request of the Buyer made in reasonable time after receipt of the payment order refers to appeals lodged because of a breach of the duty under Sec. 3.11 2nd sentence, the Seller shall bear the costs of such appeals and requests to stay enforcement. In all other cases, the Seller shall reimburse to the Buyer any costs required for a legal defence against payment orders and justifiably deemed reasonable by the Buyer if the Buyer is entitled to demand indemnification from the Seller in accordance with the above provisions. The Buyer may demand guarantees for the costs of legal action.

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

Sec. 4	General Provisions on Material and Legal Defects, Liability

4.1	Any rights and claims of the Buyer for material or legal defects of the Object of Purchase shall be excluded unless explicitly otherwise agreed on in this Agreement. Any liability of the Seller for damages, for defects or any other reason, is shall be limited, with the exceptions of Section 4.2, to direct damage, in particular excluding consequential damage such as lost gains from an on-sale; the parties make it clear that a reduction of rental income resulting from a defective purchase object, for instance due to reduced rents, claims for damages or set-offs by tenants, shall constitute direct damage.

4.2	Insofar as an exemption from or limitation of liability is agreed on above, it shall not apply to liability for damage from the injury of life, body or health if the Seller or its legal representative or vicarious agent is liable for the violation of duty nor to compensation for further damage due to an intentional or grossly negligent violation of duty of the Seller or its legal representative or vicarious agent.

4.3	The Seller has provided the Buyer with information and documents on the Object of Purchase (hereinafter collectively the “Data Room”). The contents of the Data Room, which are known to the Buyer, are summarized in the Data Room Index in Annex 4.4 to the Reference Deed. A data carrier on which the entire Data Room is stored was submitted today to the notary public by the Parties, who have checked the completeness of the data carrier with regard to the contents of the Data Room in advance, for safekeeping, with the instruction to keep such data carriers with the original agreement, and to make available a copy to each Party upon written request and at the expense of such Party.

4.4	Where the Seller’s knowledge is decisive, knowledge of the Seller’s employees, the employees of the group/affiliated companies to which the Seller belongs, and the knowledge of the asset manager Marcol shall be imputed to the Seller. Knowledge of the property management shall also be imputed, but only where an incident entails costs or damage in excess of EUR 5,000.00 for the landlord.

4.5	To secure the Buyer’s claims against the Seller from this Agreement due to legal and/or material defects, for which the Seller is held liable pursuant to this Agreement, or due to stipulations under Sec. 3.9 through to 3.13, the Buyer is entitled to retain an amount of EUR 60,000 from the purchase price. If within a period of 12 months, starting with the transfer of possession of the Object of Purchase , such material and/or legal defect of the Object of Purchase appears or a claim arises from the provisions of Sec. 3.9 through to 3.13, and/or if several of the defects listed in Annex 5.2 have not been removed within 6 months, the Buyer is entitled to use the amount that is required to secure a due payment claim (e.g. advance payment for substitute performance) or to fulfil a claim due under Sec. 3.8 through to 3.12 out of the retention provided for in this Purchase Agreement and (if required) also the other Purchase Agreements (Sec. 4.5 of Annexes A2 to A4 to the Framework Deed) (“General Retention”) If the secured event occurs, the Seller is obliged to give its consent to payment at the request of the Buyer. If the billing for the relevant defect(s) exceeds the aforementioned 12-month period, the Buyer is entitled to retain the amount that will probably be required to remove the defect(s) until complete removal of the defect and the billing of the costs of removal (including organisational and planning costs) and until settlement of the bills for the relevant removal of defect(s). Upon expiry of the mentioned 12-month period or the extended period, the Buyer shall pay the unused portion of the amount to the Seller. Insofar as the material or legal defect cannot be removed, the Buyer is entitled to retain the amount by which the defect reduces the value of the Object of Purchase from the General Retention for good. At the request of the relevant other Party, each Party is obliged to immediately also make the declarations of consent that are required under this provision towards the Bank, in the form necessary for payout and to repeat such declarations if necessary.

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

Sec. 5	Declarations of the Seller with Regard to the Object of Purchase

5.1	The Buyer is familiar with the Object of Purchase. The Buyer acquires the Object of Purchase in its current condition. Sec. 6 of this Agreement shall apply to contaminations (Altlasten). The Seller shall provide the Buyer by 30 September 2012 at the latest with an energy performance certificate (Energieausweis) pursuant to the German Energy Savings Ordinance (Energieeinsparverordnung).

5.2	The Seller declares that—unless explicitly agreed otherwise in the following—as of the date of recording,

a)	except for the defects listed in Annex 5.2, which it will remove at its own expense within six months upon payment of the purchase price at the latest, the Seller is not aware of any defects of the Object of Purchase; the Seller shall have the defects listed in Annex 5.2 by removed specialised companies pursuant to the measures described in Annex 5.2 within six months upon transfer of possession at the latest and prove such removal to the Buyer.

b)	during the time as owner, it has not received any official orders or other communications with authorities, which have not been complied with regarding the current use, in connection with unfulfilled public law notices and/or conditions (öffentlich-rechtliche Bescheide und/oder Auflagen);

c)	it is not aware of any revocations, withdrawals or objections to the permits relevant for the use of the building;

d)	for the buildings and installations on the Object of Purchase, besides the building permit documentation contained in the data room CD, no other permits or amendments are known;

e)	it is not aware that the sold property is located in an area

aa)	which is defined as development or redevelopment area, or

bb)	for which preparatory examinations have been initiated with the purpose of defining it as development or redevelopment area (Sec. 141 (3), Sec. 165 (4) BauGB (Federal Building Code)), or

cc)	which is subject to a preservation statute (Erhaltungssatzung) or for which a preservation statute has been decided or announced in a locally customary way, or

dd)	which is a relocation area, or

ee)	which is subject to a development freeze.

f)	it is not aware of any lawsuits having been initiated or being pending (anhängig oder rechtshängig) or having been announced in written form, which refer directly or indirectly to the Object of Purchase, and that it is not aware of any orders (Ordnungsverfügungen) nor of any hearing under Sec. 28 VwVfG (Administrative Procedure Act) on such orders;

g)	it is not aware of any other lease rights and/or other rights of use against the owner for the Object of Purchase than those listed in Sec. 7.1;

h)	prior to the recording of this Agreement, it has not fraudulently concealed from the Buyer, who is represented by its advisors, any documentation and information available to the Seller, which it is obliged to disclose, and that it has completely and correctly answered any questions by the Buyer in the selling process/due diligence procedure;

i)	there exists no employment relationship with regard to the sold property that will be transferred to the Buyer pursuant to Sec. 613a BGB due to the sale contemplated herein.

Annex A3 to the Framework Deed

Purchase Agreement Bremerhaven

5.3	The Seller will duly submit the complete application for entry of the lessee’s easement by 31 October 2012 at the latest to the recording notary, who is hereby irrevocably instructed to file the application with the competent land register, in a form suitable for entry in the land register,

Sec. 6	Contaminations

6.1	Contaminations within the meaning of this Agreement are harmful soil changes within the meaning of Sec. 2 (3) BBodSchG (Federal Soil Protection Act), contaminations within the meaning of Sec. 2 (5) BBodSchG, environmental damage within the meaning of Sec. 2 No. 1 USchadG (Environmental Damage Act) and/or harmful changes of groundwater and harmful substances in and at structural installations and buildings (such as asbestos, PCB), structural and technical installations, or parts thereof, that are embedded in the ground, warfare agents, and waste within the meaning of the KrW/AbfG (Recycling and Waste Management Act). This includes soil/ground air, leak water, surface water and groundwater pollutions.

6.2	The Seller declares that with the exception of the circumstances that are evident from the documents contained in the data room CD and provided to the Buyer prior to the conclusion of the Agreement, it is not aware of any contaminations of the Object of Purchase within the meaning of the above Sec. 6.1.

6.3	If any demands under public or private law are made on the Seller and/or the Buyer due to any contaminations as defined in this Agreement, or in case of an official order or statutory obligation to secure, remediate and/or remove such contaminations, the following shall apply, unless the Seller was aware of the contamination and has not disclosed it:

In case that contaminations as defined in this Agreement have to be examined, monitored, secured, remediated or removed, the Buyer shall bear the costs incurred and at the same time indemnify the Seller against any claims made by public authorities, insofar as the demands are made as from the transfer of possession pursuant to Sec. 10.1. The Buyer shall immediately implement the necessary measures at its own expense or indemnify the Seller against any costs.

Compensation claims of the Parties pursuant to Sec. 24 (2) BBodSchG and Sec. 9 (2) USchadG shall be excluded.

Sec. 7	Lease Agreements

7.1	The following lease agreements have been entered into with respect to the Object of Purchase:

•

Lease Agreement with LIDL Vertriebs GmbH & Co. KG of 30 August 2004, plus Amendment No. 1 of 7 July 2005, Amendment No. 2 of 14/17 July 2006, Amendment No. 3 of 16/17 April 2007, Amendment No. 4 of 1 February 2008;

•

Lease Agreement with KiK Textilien & Non-Food GmbH of 10/16 February 2005, plus Amendment No. 1 of 25 August/12 September 2005, Amendment No. 2 of 18 October 2006/12 January 2007, Amendment No. 3 of 16/20 July 2007, Amendment No. 4 of 21 August/5 September 2007, Amendment No. 5 of 4 March/10 March/13 March 2008 ;

•	Lease Agreement with HOL AB! Getränkemarkt GmbH of 28 July 2006 plus Amendment of 6/13 November 2006 and Amendment No. 2 of 6/19 March/11/15/21 April 2008.

Copies of the lease agreements with all amendments and annexes thereto are contained in Annex 7.1. Upon transfer of possession, the Seller will submit the original documents to the Buyer.

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7.2	Regarding the lease agreements, the Seller declares that as of the date of recording

a)	apart from the lease agreements mentioned above, there are no further lease agreements or other agreements for the use of the Object of Purchase or parts thereof with the Seller as lessor;

b)	it has not made any advance disposals of the rents and that at the time of transfer of possession there are no assignments and/or pledges regarding the rent or other rights from the lease agreements and/or the Object of Purchase;

c)	besides the submitted deeds of lease (including amendments) no further, either unwritten or written agreements have been concluded; the Seller is not aware of any agreements granting rights of use of the Object of Purchase in favour of third parties (particularly sublessees);

7.3	The Seller declares that the lease with the lessee Anton Schlecker has been terminated and that the lessee has vacated the Object of Purchase.

Sec. 8	Further Claims

8.1	With effect from the transfer of possession, the Seller assigns to the accepting Buyer any and all warranty or guarantee claims with regard to the Object of Purchase.

By way of precaution, the Seller assigns any claims against contractors as of the date of handover to the accepting Buyer. Insofar as any subcontractor claims were assigned to the Seller by the contractors, these are also transferred to the Buyer as of the transfer of possession. The Seller declares that it has been provided with the lease deposits listed in Annex 8.1. The Seller is obliged to submit them to the Buyer within 10 days after the date of transfer of the beneficial ownership (Tag des wirtschaftlichen Übergangs). The Buyer is responsible for the return of the bonds after the relevant lease agreement has expired, insofar as the Buyer has received the bonds from the Seller. The Seller shall support the Buyer in the assertion of the warranty claims vis-à-vis contractors.

8.2	The Seller transfers with effect of the transfer of possession any rights of use regarding the Object of Purchase and/or the building plans to which it is entitled in existing copyrights, including the right to alter and demolish the buildings without the architects, planners, engineers. to the Buyer to the extent and insofar that the Seller is the holder of such rights. The Buyer accepts such transfer.

8.3	As from the date of recording of this Purchase Agreement, the Buyer shall be entitled to have the financial information related to the property audited pursuant to the US Securities Act 1933 and the US Securities Exchange Act of 1934, as amended from time to time, at its own expense. As from the date of recording of this Purchase Agreement, the Seller undertakes to cooperate upon reasonable request by the Buyer in the procurement of data and information that is necessary for the audit and to assist the Buyer in this regard (including any request for data and information to the property manager). The Seller shall further grant the Buyer’s auditors reasonable access to such data and information.

Sec. 9	Encumbrances and Insurances

9.1	The Seller declares that at the time of registration of transfer of ownership to the Buyer the Object of Purchase is free from building encumbrances (unless specified in Annex 2.1) and any charges, encumbrances and limitations entered in the land register, except for the encumbrances in Section II of the Land Register which the Buyer acquires pursuant to Sec. 2.2., the priority notice to be entered in favour of the Buyer and the real property liens (Grundpfandrechte) that have been created and are to be entered with the Buyer’s consent and cooperation.

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9.2	Omitted.

9.3	The Seller is not aware of any unregistered charges, limitations and encumbrances with respect to the Object of Purchase nor of any limitations under the law of neighbours.

The Seller is not aware of any agreements between neighbours or any other agreements with third parties which conflict with or significantly impair the use of the sold property

9.4	The Seller guarantees to the Buyer that it has not concluded any agreements relating to the proper administration and management of the Object of Purchase which the Buyer would have to assume and that until the transfer of possession, it will not do so without prior written approval of the Buyer, without prejudice to any public law connection and usage obligations (öffentlich-rechtliche Anschluss- und Benutzungsbindungen).

9.5	The Seller points out that, in agreement with the insurance company, it will cancel the insurance policies that are in effect for the Object of Purchase as of the date of transfer of possession pursuant to Sec. 10.1. Insurance cover will therefore end upon transfer of possession. The Buyer is therefore aware that it will have to take out own building insurance policies as of that date. As of the date of recording, the Seller shall provide the Buyer with all documents that are in the possession of the Seller and its agents and that the Buyer requires for taking out insurance policies for the Object of Purchase and shall grant the representatives of and persons mandated by insurance companies access to the Object of Purchase at usual business hours and upon prior consultation with the lessees.

9.6	Without the prior written consent of the Buyer, the Seller undertakes as of the date of recording of this Agreement

a)	not to make any constructional changes to the Object of Purchase;

b)	not to commission construction work with regard to the Object of Purchase; and

c)	not to conclude, amend or terminate any agreements relating to the Object of Purchase (in particular no lease agreements or amendments to lease agreements).

9.7	In the period between the recording and the transfer of possession, the Seller shall grant

a)	the Buyer inspection of all documents relating to the Object of Purchase; and

b)	the Buyer and its consultants unhindered access to the Object of Purchase within the framework permitted by law.

Sec. 10	Transfer of Possession

10.1	The transfer of possession of the Object of Purchase to the Buyer or an intermediary (Besitzmittler) to be designated in writing by the Buyer, shall take place on the day following the date that the purchase price has been paid in full to the account specified in this Agreement (the “Handover Date”). The Buyer can take possession of the Object of Purchase itself.

10.2	On the handover date, 0.00 a.m., use and encumbrances (Nutzung und Lasten) as well as any and all duties to keep the premises safe for persons and vehicles (Verkehrssicherungspflichten) are transferred to the Buyer and the Buyer shall indemnify the Seller against any demands. The risk of accidental destruction and deterioration shall pass to the Buyer on the day following the date that the purchase price falls due.

10.3	The Seller shall properly maintain the Object of Purchase until the Handover Date. In case of deterioration (Untergang) of the building, the provisions of the German Civil Code (BGB) shall apply. In case of substantial deterioration (wesentliche Verschlechterung) prior to transfer of possession, the provisions of the German Civil Code shall apply, to the extent that the limitation of liability under Sec. 4.1 does not apply.

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10.4	The current maintenance agreements for the Object of Purchase are listed in Annex 10.4. The Seller is obliged to continue these agreements until the Handover Date; the Buyer assumes any and all rights and duties from these agreements—notwithstanding any termination right—at the time of transfer of possession and the release of the Seller. Should such assumption require the consent of the contracting partner, who refuses such consent, the Seller is obliged at the Buyer’s request to continue the relevant agreement on behalf and at the expense of the Buyer until the next possible termination date.

10.5	Within one month upon transfer of possession, the Seller shall prepare and submit to the Buyer a statement of account of the operating costs and additional property expenses paid by it in 2012 for the Object of Purchase, which can effectively be allocated to the lessees pursuant to the signed lease agreements, and of the advance payments made on such operating costs and additional property expenses in 2012, and pay any balance to the Buyer within 4 weeks. With respect to the accounting of additional property expenses, the Parties agree that the accounting for the period until 31 December of the calendar year preceding the conclusion of this Agreement, if not yet effected, shall still be effected by the Seller by 30 September 2012 at the latest. Besides that, the Seller shall submit to the Buyer any and all documents necessary for the accounting of additional property expenses of the current calendar year, however, no later than one month upon the Handover Date. The Seller shall be entitled to any claims to additional payment for the period until the Handover Date; any accounting, information and repayment obligations until the Handover Date shall be fulfilled by it. The Seller is not entitled to take recourse to the lease deposits to be handed over to the Buyer or a landlord’s lien in order to enforce the claims to repayment resting with it.

10.6	The Seller hereby assigns any and all claims from and in connection with the lease agreements—except for payment claims for the period until transfer of possession—to the accepting Buyer as from the Handover Date. Any payments received by the Seller on assigned claims shall be immediately forwarded to the Buyer. Vice versa, the Buyer shall forward any payments received by it until the Handover Date to the Seller. Any lease deposits made shall be transferred to the Buyer.

10.7	Any documents pertaining to the Object of Purchase including the correspondence with lessees and original copies of all agreements concluded with third parties that are in the possession of the Seller or its agents, shall—unless otherwise stipulated in this Agreement—be submitted within ten German banking days after complete payment of the purchase price at the latest. The Seller undertakes to transfer to the Buyer any and all lease deposits paid by the lessees as well as any original documents relating thereto.

Sec. 11	Costs of Development and Connection of the Building

11.1	Any and all land development costs/charges pursuant to Sec. 127 (1) BauGB, charges pursuant to Sec. 127 (4) BauGB and adjacent owners’ contributions (Anliegerbeiträge) including cost reimbursement claims pursuant to the KAG (German Act on Local Taxes) and the relevant municipality statutes, for the development status as of the Handover Date are included in the purchase price and shall be borne by the Seller, insofar as the individual development and/or constructional or improvement measures have been completed and irrespective of whether the relevant notice of such charges is delivered by the date on which the purchase price is paid. Otherwise they shall be paid by the Buyer. If the Seller is obliged to bear the costs and/or fees under this provision, it shall indemnify the Buyer against any third-party claims.

11.2	The Seller declares that it has not received any invoices for development costs and other adjacent owner’s contributions that it has not paid and that it is not aware of any further development measures being planned for the Object of Purchase and/or of any invoices for measures that have been taken until this day being expected.

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Sec. 12	Condition Precedent

12.1	The Parties enter into this Agreement, except for the provisions in Sec. 15.1, Sec. 16.1 and this Sec. 12, subject to the condition precedent that the easement (Dienstbarkeit) agreed on with the lessee LIDL Vertriebs GmbH & Co. KG has been submitted with the contents pursuant to Annex 3.2 e) in a form suitable for registration in the land register and the declaration of consent of the registered subordinated creditors has been submitted, in officially authenticated form, and the recording notary has filed a request for the registration of the easement with the land register office.

12.2	If the wording of the easement differs from the wording provided for in Annex 3.2.e), the condition precedent is also deemed to be fulfilled if the recording notary public, [his/her] partner, their representatives or successors in office has/have received a confirmation of the Seller that the condition precedent under Sec. 12 of the Purchase Agreement has been fulfilled, notwithstanding Sec. 12. of the Purchase Agreement. The Buyer is obliged to make such declaration and the Seller has a claim to the Buyer making such declaration, once the Seller has proven to the Buyer that the parties to be involved in the valid registration of the easement (for instance owner, tenant, registered creditors of subordinated claims) and the bank financing the purchase price have agreed in writing to the easement wording deviating from Annex 3.2 e) and the recording notary has filed the request for registration of the easement with the land register. The Buyer undertakes to strive to obtain the consent of his bank, to keep the Seller informed on the talks with the bank and to enable the Seller to directly communicate with the bank.

12.3	The Agreement will be definitely ineffective, without requiring rescission, if the condition precedent has not been fulfilled by 31 December 2012 at the latest.

12.4	Should the condition precedent pursuant to the above Sec. 12.1 not be fulfilled by 31 December 2012, the Buyer is entitled towards the Seller to damages for non-performance in the flat amount of EUR 30,000.00. In such case, the Seller shall further bear the notary fees in connection with this Agreement and its performance.

12.4	The Buyer is entitled to unilaterally declare at any time in writing to the Seller and the notary that the condition precedent has been met.

Sec. 13	Buyer’s and Seller’s Rights of Rescission

13.1	The Buyer is entitled to rescind this Agreement by written notification sent by fax to the notary public (with a concurrent fax copy to be sent to the Seller), who herewith is authorised to receive the declaration of rescission from the Parties

a)	if by the date of transfer of possession (Handover Date) there is a substantial deterioration of the Object of Purchase that

•	would entitle a lessee to terminate its lease agreement; or

•	leads to a reduction by at least 20% of the monthly net cold rent and the Seller has not remove the deterioration within one month upon occurrence of the deterioration.

b)	if the main lessee (Ankermieter) Lidl effectively terminates its lease agreement on grounds that the lessor is responsible for; or

c)	if by 31 December 2012 the maturity requirements pursuant to Sec. 3.2 for the payment of the purchase price to the Seller have not been met;

13.2	In the event that the purchase price due for payment has not been credited to the specified Seller’s account by the due date, the Seller is, after setting in writing a time limit of four weeks, entitled to rescind this Agreement by a written notification sent by fax to the notary public (with a concurrent fax copy to be sent to the Buyer). The Seller is also entitled to rescission (without setting a time limit) if a pre-emption right is exercised.

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13.3	The effects of rescission, unless otherwise provided for in this Agreement, are regulated pursuant to Sec. 346 et seq. BGB. In case of a rescission that none of the Parties is responsible for, the Parties shall each bear half of the notary fees and the land register costs, including those arising from the reversal of the Agreement. In case of rescission caused by the failure to submit, or the late submission of, the easement document pursuant to Sec. 5.3, the Seller shall bear the notary fees relating to this Agreement and its performance and shall pay a flat amount of EUR 10,000 as damages, excluding any further claims.

Sec. 14	Financing of the Purchase Price

14.1	The Purchase Price shall be financed according to the specifications of the Buyer. The Seller agrees that, even before transfer of ownership, the Object of Purchase may be encumbered with enforceable (Sec. 800 ZPO (German Code of Civil Procedure)) real property liens (if necessary aggregate liens (Gesamtgrundpfandrechte)) up to the amount of the total purchase price—as the case may be taking into account the requirements of the competent redevelopment authority—for lien holders plus interest and ancillary charges up to any amount, and agrees to cooperate in their creation. The Seller shall cooperate in the creation of such real property liens, however, without assuming any personal liability. The respective applications for registration shall be filed promptly by the notary public. In this context, the Seller issues an irrevocable payment order to the real property lien creditor(s) to pay out the loan funds up to the amount of the purchase price according to the provisions of Sec. 3.

With respect to such real property liens, the Parties make the following arrangements, which must be reflected in the deed on the creation of the real property lien:

a)	The real property lien creditor may use and/or retain the real property lien as security only to the extent that actual payments have been made on the purchase price. Any further security agreements between the real property lien creditor and the Buyer shall only become effective upon complete payment of the purchase price, at the latest upon transfer of ownership of the respective object of lien to the Buyer. As of said date, they shall be effective for and against the Buyer as the new security provider.

b)	Payments by the real property lien creditor shall be made exclusively to the Buyer’s bank account specified in this Agreement or to beneficiaries in rem in accordance with the notary public’s Maturity Notice.

c)	The real property lien may continue to exist after the registration of transfer of ownership to the Buyer. The Seller assigns all rights in this real property lien, in particular ownership rights and claims for restitution, to the Buyer, who accepts such assignment, with effect of the payment of the purchase price, in any event as of the registration of transfer of ownership of the Object of Purchase. The entry thereof in the land register is approved.

d)	The Seller does not assume personal liability for payment in connection with the creation of the real property lien. The Buyer undertakes to indemnify the Seller against any costs and other consequences triggered by the creation of the real property lien.

e)	The real property lien creditor undertakes, in case of any ineffectiveness or reversal of this Agreement, in total or with regard to the relevant encumbered property, to agree to the deletion of the real property lien concurrently against repayment of the purchase price and to return any deed of the real property lien to the Seller.

14.2

The Seller authorises the Buyer to represent it in all aforementioned legal acts, in particular to create enforceable (Sec. 800 ZPO (German Code of Civil Procedure)) real property liens on the Object of Purchase

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up to any amount with interest and ancillary charges up to any amount, and to make all declarations and perform all acts necessary for or conducive to the registration, the procurement of precedence, deletion, or changes in precedence of such real property liens. This authority shall only be valid in the event that the deed of creation of the real property lien contains the provisions of Sec. 14.1 a) to e) above. The Buyer is entitled to grant sub-authorisation to the same extent.

14.3.	The Buyer is entitled, and the Seller is obliged, to provide to the creditor of the real property liens that secure the financing of the purchase price certified photocopies of excerpts of this Agreement that refer to the aforementioned assignments and payment order.

14.4	The Buyer shall bear any costs incurred and indemnify the Seller against any demands.

Omitted

14.6	Within the context of the financing of the purchase price, the Buyer is entitled to assign any rights and claims against the Seller arising from this Agreement to third parties – in particular to the credit institution financing the purchase price.

14.7	The application for registration of the financing land charge shall only be filed upon application for registration of the lessee’s easement (cf. Sec. 3.2 e) of this Agreement) If the Seller has not filed the due application for registration of the lessee’s easement by 31 December 2012, the application for registration of the financing land charge may also be filed notwithstanding the application for registration of the lessee’s easement.

Sec. 15	Costs and Taxes

15.1	The Buyer shall bear any notary and court fees related to this Agreement and its performance as well as the property acquisition tax, to the extent that this Agreement does not contain provisions to the contrary. The costs of representation (authorisations, permits, etc.) and counsel shall be borne by each Party individually.

The costs for the procurement of declarations made personally or promised incurred by a Party shall be borne by such Party, the costs for the discharge of encumbrances on the sold property shall be borne by the Seller. The costs and fees for any lessee’s easement that may have to be registered under Sec. 12.1 shall be borne by the Seller.

15.2	Should one of the Parties exercise a rescission right provided for by law or by contract and should this be the fault of the other Party, all costs, including reversal costs, shall be borne by the Party responsible for the grounds of rescission. The Buyer shall in any case be responsible for the failure to make payment.

Sec. 16	Land Register Declarations

16.1	The Seller and the Buyer agree that ownership of the Object of Purchase shall be transferred to the Buyer and declare the conveyance of title. The Seller approves and the Buyer applies for the registration of the transfer of ownership in the land register.

On this day already, the notary public is instructed to issue executed copies or certified copies of the deed containing the declaration of the conveyance of title only in the event that the preconditions for the application of registration of transfer of ownership are met. Until then, only executed copies and certified copies not containing the declaration of conveyance of title may be issued.

16.2

The Seller approves and the Buyer applies for the entry of a priority notice in the land register to secure the claims of the Buyer for the transfer of ownership of the Object of Purchase. On this day already, the Buyer

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approves and applies for the cancellation of this priority notice as soon as it is registered as owner in the land register and there have, in the meantime, been no rights, in the widest sense of the word, entered in the land register and/or no application has been made for the registration of such rights in the land register, in which the Buyer has not participated. On this day already, the contracting Parties approve and apply for the deletion of this priority notice to the notary in trust. The officiating notary public is instructed to make use of this approval of deletion if the purchase price for the Object of Purchase has not been paid by the maturity date and if, at its own discretion, the claim secured by the priority notice no longer exists, whether because of revocation, rescission due to default, or on other legal grounds. The notary public may assume so if (a) confirmed by both Parties in writing or (b) conclusively stated by one of the Parties and (aa) the other Party can no longer be reached at the address stated in the deed and no other address has been provided or (bb) after two letters setting an adequate period for comments (in this case, at least four weeks), there has been no response. The deletion may, however, only be effected after the paid purchase price has been refunded in total. Until then, the notary may only issue certified or executed copies of this Agreement without the above consent to cancellation.

16.3	The Parties on this day already grant precedence to the real property liens created pursuant to Sec. 14 of this Agreement in favour of the financing bank over the priority notice of conveyance. The Parties approve and apply for the registration of the following reservation of priority in the land register:

Priority shall be reserved regarding (aggregate) real property liens still to be registered in favour of the financing bank in the amount of the total purchase price plus 20% interest p.a. as from the time of registration of the reservation of priority and 15% one-time ancillary charge. This priority reservation shall only be used once and only apply to real property liens that are granted with the Buyer’s participation.

16.4	The notary public is authorised to file and withdraw any applications contained in this Deed either separately or with a limited effect only.

Sec. 17	Permits, Pre-emption Rights, References, Instructions for Registration of Transfer of Ownership

17.1	The Parties involved were made aware of the necessary regulatory and private permits and declarations. The officiating notary public is entrusted with the performance of this Agreement including the procurement of the deletion documents. All permits or negative clearances necessary for the effectiveness or performance of this Agreement shall be procured by the notary public and they shall become effective upon receipt by the notary public.

17.2	In the event that a statutory right of pre-emption is exercised or a regulatory permit is denied, or granted subject to obligations or conditions, the notification thereof shall be directly delivered to the Parties involved; a copy to the notary public is requested.

17.3	The Parties involved were made aware of the following:

a)	The Seller and the Buyer are jointly and severally liable for taxes, for the property acquisition tax and for the costs with respect to the Object of Purchase.

b)	Ownership will only be transferred to the Buyer upon registration in the land register. Before the registration of the transfer of ownership, all necessary permits, the clearance certificate by the tax authorities and the declaration of the municipality with respect to the statutory right of pre-emption must be submitted.

c)	The respective owner entered in the land register shall be liable upon delivery of the notice of charges for local improvement charges (Erschließungsbeiträge) pursuant to the Federal Building Code and charges pursuant to the German Act on Local Taxes.

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d)	There are risks attached to advance performances for each Party; to the extent that performance and counter-performance are not balanced in this respect, the notary public encouraged adequate security measures—such as consent to immediate foreclosure, payment of purchase price by means of a notary trust account or provision of bank guaranties —; such security measures with regard to the scope of this Deed despite explicit instructions to both Parties were expressly not desired.

e)	All provisions of this Agreement are subject to notarial recording. Additional agreements not contained in this Deed may lead to the entire legal transaction being void.

f)	It is incumbent solely upon the Parties to examine the consequences of this Agreement with respect to taxes; the notary public assumes no responsibility in this regard.

17.4	The Buyer and the Seller instruct the notary public to file the application for entry in the land register of the transfer of ownership of the Object of Purchase to the Buyer when

a)	it has been determined that no rights of pre-emption exist or that such rights of pre-emption will not be exercised;

b)	any necessary regulatory permits and the clearance certificate of the tax authorities have been submitted;

c)	payment of the purchase price—plus deposit of EUR 60,000.00—pursuant to Sec. 3 of this Agreement has been effected and the Buyer has furnished sufficient proof thereof (bank statement) or payment has been confirmed by the Seller;

d)	deletion of the encumbrances in Section III that are not assumed is guaranteed,

e)	the notary public has not received a declaration of rescission by the Buyer or the Seller before the aforementioned conditions are met.

17.5	The Seller undertakes to immediately confirm the payment of the purchase price in writing to the notary public. All applications to the land register shall be filed exclusively by the notary public.

17.6	To the extent that, pursuant to this Deed, declarations are to be made in the presence of or by the notary public, the notary’s representative or successor shall be equal in position.

Sec. 18	Severability Clause, Authorisation

18.1	Should a provision of this Agreement become ineffective or should there be a gap in the provisions of this Agreement, the effectiveness of the remaining provisions of the Agreement shall not be affected. Rather, in such a case, the Parties shall agree on an effective provision to replace the ineffective provision or to fill the gap in the provisions in such a way that the new provisions of this Agreement come as close as possible to the economic purpose of the ineffective provision and the remaining provisions of this Agreement.

18.2	No oral side agreements to this Deed were made. Changes and amendments to this Agreement must be made in writing, unless notarial recording is required by statute. This shall also apply to a change of this provision.

18.3	The Parties hereby agree on Frankfurt am Main as place of jurisdiction, insofar as legally permissible. This Agreement shall be governed by German law.

18.4	The Parties herewith authorise

a)	Ms Beate Ochs,

b)	Ms Brigitta Welter,

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c)	Ms Erika Schmitt,

all persons authorised having their business address with the officiating notary public,

each individually,

a)	to make and receive declarations which are or will become necessary for the preservation of this Agreement in the land register. This shall also apply to any sort of correction of or amendment to this Deed, to declarations of precedence as well as to the approval of and application for deletions and changes of any kind in the land register, as well as to make use of the reservation of priority;

b)	to authorise or apply for the deletion of the priority notice of conveyance entered in the land register pursuant to the provisions of this Deed should this Agreement be terminated unanimously or by rescission.

This authorisation is given regardless of the effectiveness of this Agreement and shall expire one year after registration of transfer of ownership in accordance with the terms of this Agreement.

18.5	The Buyer and the Seller shall each be provided with an executed copy of this Deed with all annexes, the Buyer with a certified copy with all annexes and each licensing authority with two certified copies without the annexes. Furthermore, the copies (excluding annexes) prescribed by law are to be issued.